UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2008

iMergent, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32277	87-0591719
(Commission File Number)	(IRS Employer Identification No.)

1303 North Research Way
Orem, Utah	84097
(Address of Principal Executive Offices)	(Zip Code)

(801) 227-0004

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On November 5, 2008, Donald Danks resigned as Chief Executive Officer (“CEO”) and as a member of the board of directors of iMergent, Inc. (the “Company”). These resignations are effective on November 6, 2008. Mr. Danks’ resignations did not relate to any disagreements with the Board of Directors or management of the Company or disagreements with respect to matters related to the operations, policies or practices of the Company. Mr. Danks will continue to assist the Company with the transition and to provide advice and assistance on an ongoing basis. It is expected that Mr. Danks and the Company will enter into a consulting agreement, but no such agreement has been executed.

(c)  On November 5, 2008, the Board of Directors appointed Steven G. Mihaylo to serve as CEO effective November 6, 2008. Mr. Mihaylo has agreed to serve without receiving any compensation.  The Company will reimburse Mr. Mihaylo for any ordinary expenses incurred in his capacity as CEO. Mr. Mihaylo is also being appointed to the Board of Directors of the Company.

Mihaylo, 64, is a retired chairman and chief executive officer of Inter-Tel, Incorporated, which he founded in 1969. He led the Inter-Tel evolution from providing business telephone systems to offering complete managed services and software that help businesses facilitate communication and increase customer service and productivity. Before selling Inter-Tel to Mitel for $720 million in 2007, Mihaylo grew the business to nearly $500 million in annual sales.

(d)  On November 5, 2008, the Company’s Board of Directors appointed Steven G. Mihaylo to serve on the Board of Directors of the Company effective November 6, 2008. Mr. Mihaylo will serve until the 2010 annual meeting of shareholders.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

Exhibit Number	Description
99.1	Press release entitled, “iMergent Announces Board and Management Changes”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMERGENT, INC.

/s/ ROBERT M. LEWIS
By: Robert M. Lewis, Chief Financial Officer
Date: November 6 , 2008

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